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                                                                    EXHIBIT 10.6


                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT is entered into on December 20, 1999 (the "Effective Time"), by and between L. Christopher Dominguez, an individual resident of the State of California ("Executive"), and Stockpoint, Inc., a Delaware corporation ("Company").

         WHEREAS, Executive has heretofore been employed as the Executive Vice President of the Company; and

         WHEREAS, the Company desires to continue to have the benefit of the Executive's services as a corporate officer of the Company;

         WHEREAS, certain guarantors of borrowings of the Company have required, as a condition to their guarantees, that the Company execute an employment agreement with Executive and

         WHEREAS, the proceeds from such borrowings are necessary for the Company's operations and will benefit the Company and the Executive.

         NOW, THEREFORE, in consideration of the premises, the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:

         1. Employment. The Company hereby agrees to employ Executive, and Executive accepts such employment and agrees to perform services for the Company, upon the other terms and conditions set forth in this Agreement.

         2. Term. The term of this agreement is one year and renews annually, unless either party provides written notification 90 days prior to the renewal. See section 8 below for Termination definitions and remedies.

         3.   Positions, Duties and Reporting.

              3.01 Service with Company. During the term of this Agreement, Executive agrees to perform such reasonable employment duties consistent with the role of Executive Vice President as the Company shall assign to him/her from time to time.

              3.02 Performance of Duties. Executive agrees to serve the Company faithfully and to the best of his/her ability and to devote his/her full time, attention, and efforts to the business and affairs of the Company during the term of this Agreement. Executive represents to the Company that he/she is under no contractual commitments inconsistent with his/her obligations set forth in this Agreement, and that during the term of this Agreement, he/she will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement.

              3.03 Reporting. This position will report to the Chief Executive Officer of the Company.

        4.    Compensation.

              4.01 Base Salary. As base compensation for all services to be rendered by Executive under this Agreement during the first year of the term of this Agreement, the Company shall pay to Executive a base salary at a rate of $150,000 per year, which salary shall be paid on a twice-monthly basis in accordance with the Company's normal payroll procedures and policies. The salary payable to Executive during each subsequent year during the term of this Agreement shall be established by the Company and Executive, but in no event shall the salary for any subsequent year be less than the base salary in effect for the prior year.

              4.02 Participation in Benefit Plans. During the term of this Agreement, Executive shall be entitled to receive such medical and hospitalization insurance and other fringe benefits as are being provided to the Company's other executive level employees from time to time to the extent that Executive's age, position or other factors qualify him/her for such fringe benefits.


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              4.03 Expenses. The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him/her in the performance of his/her duties under this Agreement, subject to the presentment of appropriate vouchers in accordance with the Company's normal policies for expense verification.

              4.04 Incentive for completion of an initial public offering. Upon the completion of an initial public offering of the Company's common stock, the Company will also pay Executive an IPO cash bonus of $30,000, which is due and payable, immediately upon the close.

              4.05 Annual Incentive Compensation. The Company shall formulate and deliver to Executive by January 31, 2000 with respect to the remainder of fiscal 2000, and by January 1 with respect to each succeeding fiscal year during the term of this Agreement, and the Company and Executive shall use their best efforts to negotiate and agree to, an annual incentive compensation plan for Executive.

              4.06 Vesting of Stock Options.

         On September 15, 1999, the Company issued to the Executive an additional option ("September 1999 Option") grant to purchase up to 40,000 shares of Company Common Stock at a price of $7.20 per share pursuant to the Company's 1995 Stock Incentive Plan (the "Plan"). Such option shall become exercisable with respect to 20% of the shares immediately upon execution of this Agreement and the balance shall vest monthly at a rate of 1/60 of the total September 1999 Option grant over the balance of the term. Such option shall expire 10 years from the date of the grant and shall contain such other provisions as are contained in the form of stock option agreement used by Company under the Plan.

In the event that this Agreement is terminated as a result of the "Constructive Termination" (as defined in Section 8.01(2)) or without "Cause" (as defined in Section 8.01(1)) of the Executive, the September 1999 Option will vest with respect to 40% of the shares subject thereto immediately. In addition, the Company will permit the Executive to exercise all of his/her vested options for a period of 12 months, commencing from the date of termination.


Vesting of all options granted to Executive will be accelerated with respect to 100% of the shares subject thereto in the event of a "Change in Control" of the Company. For such purposes, a "Change in Control" shall mean any of the following:

         (i)   A sale of all or substantially all of the assets of the Company;

         (ii) The acquisition of more than 50% of the then outstanding Company Common Stock by any person or group of persons acting in concert;

         (iii) Any change that results in the Continuing Directors constituting less than a majority of the Board of Directors;

         (iv) A reorganization or, a merger of Company with another company after which the holders of common stock of the Company immediately prior to the merger or reorganization hold less than 50% of the voting power of the resulting corporations, or any other transaction in which the Company (other than as the parent corporation) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation; or

         (v) In the event that the Company Common Stock is traded on an established securities market: a public announcement that any person has acquired beneficial ownership of more than 25% of the then outstanding Company Common Stock and for this purpose the terms "person" and "beneficial ownership" shall have the meanings provided in Section 13(d) of the Securities and Exchange Act of 1934 or related rules promulgated by the Securities and Exchange Commission or; the commencement of or public announcement of an intention to make a tender offer for more than 50% of the then outstanding Company Common Stock.


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For purposes of this Section 4.06, "Continuing Directors" shall include only those directors of the Company on the date hereof and those directors, as of a date 30 days prior to an event that would otherwise be considered a "Change in Control," who were nominated by Continuing Directors and duly elected by shareholders at an annual meeting thereof or nominated and elected by directors who were "Continuing Directors."

On March 6, 1997, as part of its acquisition of Ethos Corporation ("the Acquisition"), the Company issued to the Executive an option to purchase 15,000 shares of Company Common Stock ("March 1997 Option") at a price of $1.50 per share pursuant to the Company's 1995 Stock Incentive Plan. The Company reaffirms that as per agreement at the time of the Acquisition, the March 1997 Option shall become accelerated with respect to 100% of the shares subject thereto of the effective date of a registration statement filed by the Company for the underwritten public offering of its common stock.

         5. Confidential Information. Except as permitted or directed by the Company's Board of Directors, during the term of this Agreement or at any time thereafter, Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company which Executive has acquired or become acquainted with or will acquire or become acquainted with during the period of his/her employment by the Company, whether developed by himself/herself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company. Executive expressly acknowledges that, in addition to the Company's proprietary software and technical know-how, the Company's customer lists and the form (including, without limitation, payment terms) of the Company's relationships with its customers is not publicly known and that the disclosure or use of such information for any purpose other than for the benefit of the Company could cause substantial damage the Company and would place the Company at a competitive disadvantage. Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and that any disclosure or other use of such knowledge or information other than the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information which is now published, which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive, or which was known to the Executive prior to the term of his/her employment with the Company. Executive agrees to notify any person or entity with which Executive is employed or for which Executive provides services of the requirements of this Section 5 and to notify the Company of the identity of any such person or entity with which Executive is employed during the One year after termination of this Agreement.

         6. Employee Solicitation. During employment, and for a period of nine months thereafter, Executive shall not (i) directly or indirectly solicit any employee of the Company or any of Company's affiliates to leave the employ of any such entity or in any way interfere adversely with the relationship between any such employee and any such entity, (ii) directly or indirectly solicit any employee of the Company or any affiliates to work for, render services or provide advice to or supply confidential business information or trade secrets of any such entity to any third person, firm or corporation, or (iii) directly or indirectly solicit any existing customers and potential customers that have an unexpired written proposals under consideration. For purposes of the foregoing, solicitation shall not include solicitation of employees, vendors or customers (i) who first solicit employment or a relationship from Executive, or
(ii) who are solicited (A) by advertising in periodicals of general circulation or by general circulation Internet advertising, or (B) by a search or consulting firm on behalf of Executive or Executive's affiliates, so long as Executive or such affiliates did not direct or encourage such firm to solicit such employee, vendor or customer of the Company. If any restriction set forth in this paragraph is held to be unreasonable, then Executive and the Company agree, and hereby submit, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable.

         7.   Patent and Related Matter.

         7.01 Disclosure and Assignment. Executive will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, work of authorship, device, design, apparatus, practice, process, method or product whether patentable or not, made, developed, authored, perfected, devised, conceived or first reduced to practice by Executive, either solely or in collaboration with others, during the term of this Agreement, whether or not during regular working hours,


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relating to the Business of the Company (hereinafter referred to as
"Developments"). Executive, to the extent that he/she has the legal right to do so, hereby acknowledges that any and all of said Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Executive's right, title and interest in and to any and all of such Developments.


         7.02 Limitation on Section 7.01. The provisions of section 7.01 shall not apply to any Development meeting the following conditions:

                   (a) such Development was developed entirely on Executive's own time; and

                   (b) such Development was made without the use of any Company equipment, supplies, facility or trade secret information, excluding Executives laptop; and

                   (c) such Development does not relate (I) directly to the Business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development; and

                   (d) such Development does not result from any work performed by Executive for the Company.

         7.03 Assistance of Executive. Upon request and without further compensation therefor, but at no expense to Executive, and whether during the term of this Agreement or thereafter, Executive will do all lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign patents and/or registrations including, but not limited to, design patents, on any and all of such Developments (other than those described in 7.02), and for perfecting affirming and recording the Company's complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

         7.04 Obligations, Restrictions and Limitations. Executive understands that the Company may enter into agreements or arrangements with agencies of the United States Government, and that the Company may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to inventions and patents which may be acquired by it or which may be conceived, authored or developed by employees, consultants or other agents rendering services to it. Executive agrees that he/she shall be bound by all such obligations, restrictions and limitations applicable to any such invention or work of authorship conceived, authored or developed by him/her during the term of this Agreement and shall take any and all further action which may be required to discharge such obligations and to comply with such obligations and to comply with such restrictions and limitations.

         8.   Termination

         8.01 Grounds for Termination. This Agreement may be terminated:

                   (a)   by the Company, if Executive dies, or

                   (b) by the Executive, if Executive becomes disabled (as defined below), or

                   (c) by the Company, if the Executive has engaged in conduct constituting cause for his/her termination and the Company notifies Executive in writing of such election, or

                   (d) by the Company without cause upon notice to the Executive in writing of such election, provided that such termination may only occur by unanimous decision of the Board of Directors if there are then three or fewer Directors or by a majority decision of the Board of Directors if there are then four or more Directors.

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                   (e)   by the Executive, if the Executive is constructively
                         terminated, as defined in paragraph 8.01(2) herein and the Executive has notified the Company of his/her election to terminate for Constructive Termination, or

                   (f) by the Executive upon notice to the Company in writing of such election.

If this Agreement is terminated pursuant to subsection (a), (b), (c), (e) or (f) of this section 8.01, such termination shall be effective immediately. If this Agreement is terminated pursuant to subsection (d) of this section 8.01, such termination shall be effective thirty (30) days after delivery of the notice of termination.


         (1)  "Cause" Defined. "Cause" means:

                   (a) The Employee has breached the provisions of Section 5, 6 or 7 of this Agreement in any material respect,

                   (b) The Executive has engaged in willful and material misconduct, including willful and material failure to perform the Employee's duties as an officer or employee of the Company and has failed to cure such default within 30 days after receipt of written notice of default from the Company,

                   (c) The Executive has committed fraud, misappropriation or embezzlement in connection with the Company's business, or

                   (d) Executive has been convicted or has pleaded nolo contendere to criminal misconduct that is detrimental to the Company's reputation or that calls into question, in the judgement of the Board, Executive's integrity in fulfilling his/her duties under this Agreement.

         In the event the Company terminates Executive's employment for "cause" pursuant to subsection 8.01 and Executive objects in writing to the Board's determination that there was proper "cause" for such termination within (30) days after Executive is notified of such termination, the matter shall be resolved by arbitration in accordance with the provisions of section 10.01. If Executive fails to object to any such determination of "cause" in writing within such thirty (30) day period, he/she shall be deemed to have waived his/her right to object to that determination. If such arbitration determines that there was not proper "cause" for termination, such termination shall be deemed to be a termination pursuant to subsection 8.01(d).

         (2) "Constructive Termination" defined. Constructive Termination means termination by Executive after written notice to the Company that Executive deems such termination by Executive as a result of Constructive Termination, and only after:

                   (a) A material breach by the Company of a material obligation of the Company under this Agreement after the Executive has given the Company written notice of the breach and the Company has not remedied the breach within 30 days;

                   (b) A failure of the Company to pay when due to the Executive any annual base salary, annual bonus or other earned bonus or awards referred to in this Agreement;

                   (c) The relocation of the Executive's principal place of employment to a location not within a 30 mile radius of such place of employment on the Effective Date;

                   (d) A material reduction by the Company of the Executive's duties or responsibilities;

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                   (e)   The failure of the Company to obtain an agreement
                         reasonably satisfactory to the Executive from any successor to assume and agree to perform this Agreement, or, if the business for which the Executive's services are principally performed is sold or transferred, the failure of the Company to obtain such an agreement from the purchaser or transferee of such business; or

                   (f) The Company becomes insolvent or bankrupt where executive can no longer perform his/her duties as outlined above.

              In the event the Executive terminates Executive's employment for "Constructive Termination" pursuant to subsection 8.01 and the Company objects in writing to the Executive's determination that there was Constructive Termination within (30) days after Executive has notified the Company of the same, the matter shall be resolved by arbitration in accordance with the provisions of section 10.01. If the Company fails to object to any such determination of "Constructive Termination" in writing within such thirty (30) day period, it shall be deemed to have waived its right to object to that determination. If such arbitration determines that there was not proper "Constructive Termination", such termination shall be deemed to be a termination pursuant to subsection 8.01(c).

         8.02 "Disability" Defined. For purposes of this Agreement, the term "disabled" means any mental or physical condition which renders Executive unable to perform the essential functions of his/her positions, with or without reasonable accommodation, for a period of more than ninety (90) days during any consecutive one hundred twenty (120) day period.

         8.03 Surrender of Records and Property. Upon termination of his/her employment with the Company, Executive shall deliver promptly to the Company all records, manual, book, blank forms, document, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or case are in his/her possession or under his/her control.

         8.04 Wage and Benefit Continuation. If Executive's employment by the Company is terminated pursuant to subsection 8.01 (d) or 8.01(e), the Company shall continue to pay to Executive his/her base salary and shall continue to provide health insurance benefits for Executive for a period 9 months after termination. Change in Control" as defined in Section 4.07, if Executive's employment is terminated by "Constructive Termination" as defined in Section 8.01(2) or without "Cause" as defined in as defined in Section 8.01(1) within 12 months after the effective date of a "Change in Control," the severance compensation package defined in this Section will be doubled to 18 months. Notwithstanding anything else in this Section 8.04, Executive shall not be entitled under this Section 8.04 or any other provision of this Agreement to receive any cash compensation pursuant to this Agreement which constitutes an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision or regulations promulgated.

If this Agreement is terminated pursuant to subsection 8.01 (a), 8.01 (c), or
8.01 (f), Executive's right to base salary and benefits shall immediately terminate except as may otherwise be required by applicable law.

              If Executive's employment is terminated by the Company pursuant to subsection 8.01(a), 8.01(b), 8.01(d) or 8.01(e), Executive shall also be entitled to receive any bonus payment that as of the time of termination would have been payable to him/her pursuant to any incentive plan then in effect.


         9.   Indemnification and Directors & Officers Insurance

         9.01 Indemnification. The Company will provide Executive indemnification, exculpation and expense advancement, to the fullest extent of the law, including, without limitation, entering into an indemnification agreement with Executive in at least as beneficial a form to Executive as the Company has entered into with any other officer or director of the Company.


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         9.02  Directors and Officers Insurance. The Company will provide, at its expense, Directors and Officers (D&O) insurance in an amount deemed appropriate by its Board of Directors and Officers. If the Company shall show any employee as a named insured under such policy, then the Executive shall be a named insured under such policy.

         10.   Settlement of Disputes.

         10.01 Arbitration. Except as provided in section 10.02 any claims or disputes of any nature between the Company and Executive arising from or related to the performance, breach, termination, expiration, application, or meaning of this Agreement or any related matter relating to Executive's employment and the termination of that employment by the Company shall be resolved exclusively by arbitration in Denver, CO, in accordance with the then applicable rules of the American Arbitration Association. Any such arbitration shall be conducted by an arbitrator with said Rules, who has at least ten (10) years experience as an attorney in executive compensation and employment law. The fees of the arbitrator (s) and other cost, including attorney fees, incurred by Executive and the Company in connection with such arbitration shall be paid by the party who is unsuccessful in such arbitration, as determined by the arbitrator. The decision if the arbitrator(s) shall be final and binding upon both parties. Judgement of the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. In the event of submission of any dispute to arbitration, each party shall, not later than thirty (30) days prior to the date set forth hearing, provide to the other party and to the arbitrator(s) a copy of all exhibits upon which the party intends to rely at the hearing and a list of all persons each party intends to call at the hearing.

         10.02 Resolution of Certain Claims- Injunctive Relief. Section 10.01 shall have no application to claims by the Company asserting a violation of section 5, 6, 7 or 8.03 or seeking to enforce, by injunction or otherwise, the terms of section 5, 6, 7 or 8.03. Such claims may be maintained by the Company in a lawsuit subject to the terms of section 10.03. Executive agrees that, in addition to, but not to the exclusion of any other available remedy, the Company shall have the right to enforce the provisions of sections 5, 6, 7 and 8.03 by applying for and obtaining temporary and permanent restraining orders injunctions from a court of competent jurisdiction without the necessity of filing a bond therefor and without the necessity of proving actual damages, and the Company shall be entitled to recover from the Employee its reasonable attorneys' fees and costs in enforcing the provisions of Sections 5, 6, 7 and 8.03.

         10.03 Venue. Any action at law, suit in equity, or judicial proceeding arising directly or indirectly, or otherwise in connection with, out of, related to or from this Agreement or any provisions hereof shall be litigated only in the courts of the State of California. Executive waives any right the Executive may have to transfer or change the venue of any litigation brought against Executive by the Company.

         10.04 Severability. To the extent any provisions of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provisions and if this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provisions of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provisions shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Executive acknowledges the uncertainty of the law in respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

         11    Miscellaneous.

         11.01 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of California.

         11.02 Prior Agreements. Except as set forth in Section 1, this Agreement contains the entire agreement of the parties relating to the employment of Executive by the Company and the ancillary matters discussed herein and supersedes all prior agreements and undertakings with respect to such matters, and the parties hereto made no arrangements, representations or warranties relating to such employment or ancillary matters which are not set forth herein.

         11.03 Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes shall be required pursuant to any law governmental regulation, or ruling or any other amount owed to the Company.

         11.04 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the both Executive and Company.

         11.05 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

         11.06 Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of the Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company; provided, however, that no such assignment will relieve Company of any of its obligations hereunder. After any such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including section 9.

         11.07 Counterparts. This Agreement may be simultaneously executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but the same instrument.

         11.08 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have given when personally delivered or three days after being mailed, if mailed, by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Company and the Executive will, unless another address is specified in writing, be sent to the address indicated below:

         Notices to Company:                          Notice to Executive:
         -------------------                          --------------------
         Stockpoint, Inc.
         2600 Crosspark Road                          --------------------
         Coralville, Iowa 52241                       --------------------
         Attn: President                              --------------------

         11.09 Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

         11.10 Effect of Termination. It is expressly understood that neither the Company nor the Executive shall have any continuing obligation under this agreement upon termination hereof, except in respect of the matters referenced in Sections 5, 6, 7 and 8.03.

         IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of date set forth herein.


                                         Stockpoint, Inc.


                                         By: /s/ William E. Staib
                                            ----------------------------
                                         Its   CEO
                                            ----------------------------

                                         EXECUTIVE

                                          /s/  L. Christopher Dominguez
                                         -------------------------------
                                         L. Christopher Dominguez